Exhibit 99.1

PRESS RELEASE

Liberty Global to Sell J:COM Interest for $4.0 Billion in Cash

Englewood, Colorado — January 24, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has reached an agreement to sell its subsidiaries that directly or indirectly hold its 37.8% ownership interest in Jupiter Telecommunications Co., Ltd. (“J:COM”), a leading broadband provider of communications services in Japan, to KDDI Corporation, the second largest wireless operator in Japan.

Liberty Global is selling for cash its subsidiaries that directly or indirectly hold its interest in J:COM, including those subsidiaries which collectively own its interest in LGI / Sumisho Super Media LP (“Super Media”). Additionally, Liberty Global will retain the right to receive the anticipated final 2009 dividend of ¥490 per share attributable to its interest in J:COM that is expected to be approved at the March 2010 J:COM shareholders meeting. Including both the agreed upon purchase price and the anticipated dividend, Liberty Global expects to realize gross proceeds of approximately ¥363 billion ($4.0 billion as of January 22, 2010).

This would imply a transaction value on LGI’s attributable 2.6 million J:COM shares of approximately ¥140,000 per J:COM share, representing an approximate 65% premium to J:COM’s closing share price on January 22, 2010. The transaction represents an enterprise multiple of approximately 8.3 times J:COM’s September 30, 2009 last twelve months consolidated operating cash flow, as customarily defined by Liberty Global. In terms of net proceeds, LGI will repay the ¥75 billion ($833 million as of January 22, 2010) LGJ Holdings credit facility and will incur certain costs and taxes. Prior to closing, Sumitomo Corporation’s (“Sumitomo”) interest in Super Media will be redeemed for the J:COM shares attributable to it and LGI will acquire the minority interests in one of the subsidiaries to be sold. Closing of the transaction is subject to the satisfaction of certain conditions and is expected to occur on or around February 10, 2010, subject to extension.

Mike Fries, President and Chief Executive Officer of Liberty Global, said, “Our investment in J:COM and our partnership with Sumitomo over the last 15 years have both been extremely successful and gratifying. The J:COM management team and, in particular Liberty Global executives Miranda Curtis and Graham Hollis, have created a world class operation and substantial value for our shareholders. While we pride ourselves on being long-term operators, we have also demonstrated a disciplined and opportunistic approach to rebalancing our business interests globally. Exiting the Japanese market at a substantial premium allows us to redirect our capital into more strategic consolidation opportunities in our core markets as well as our ongoing stock buyback initiatives.”

Liberty Global is being advised by JPMorgan in connection with this transaction.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2009, Liberty Global operated state-of-the-art networks that served approximately 17 million customers across 14 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include our ability to consummate the transaction in accordance with the disclosed terms, changes in exchange rates and other factors that may impact the U.S. dollar value of the proceeds to be received, and our expectation regarding J:COM’s 2009 final dividend as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1.303.220.6693	Hanne Wolf	+1.303.220.6678
Molly Bruce	+1.303.220.4202	Bert Holtkamp	+31.20.778.9800
K.C. Dolan	+1.303.220.6686